APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

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AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

EVENT DATE/TIME: APRIL 28, 2016 / 12:00PM GMT

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

CORPORATE PARTICIPANTS
Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
Peter Kraus AllianceBernstein Holding L.P. - Chairman & CEO
John Weisenseel AllianceBernstein Holding L.P. - CFO
Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
Alex Blostein Goldman Sachs - Analyst
Robert Lee Keefe, Bruyette & Woods - Analyst
Surinder Thind Jefferies LLC - Analyst
Michael Kim Sandler O'Neill - Analyst
Bill Katz Citigroup - Analyst
Mike Carrier BofA Merrill Lynch - Analyst
Craig Siegenthaler Credit Suisse - Analyst

PRESENTATION

Operator

Welcome to the AB first-quarter 2016 earnings review. (Operator Instructions). As a reminder, this conference is being recorded and will be available for replay for one week. I would like to turn the conference over to your host for this call, the Director of Investor Relations for AB, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Chris. Hello and welcome to our first-quarter 2016 earnings review. This conference call is being webcast and accompanied by a slide presentation that is posted on the Investor Relations section of our website, www.abglobal.com. Peter Kraus, our Chairman and CEO; John Weisenseel, our CFO; and Jim Gingrich, our COO, will present our financial results and take questions after the prepared remarks.
Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. I would like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our first-quarter 2016 Form 10-Q which we filed this morning.
Under regulation FD management may only address questions of a material nature from the investment community in a public forum. So please ask all such questions during the call. We are also live tweeting today's earnings call. You can follow us on Twitter using our handle, @AB_insights. Now I will turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Thanks, Andrea, and good morning, everyone, and thanks for joining our first-quarter earnings call. I'm going to start with a firm wide overview, which you will find on slide 3. AB returned to positive net flow territory in the first quarter with $2.2 billion in net inflows. This was due largely to redemption levels that were at or near multi-year lows.
Given the market volatility during the quarter it is no surprise that gross sales were muted versus last year's first-quarter; sequentially they were up 6%. We finished the quarter with AUM of $479 billion, down 1% from the first quarter of 2015, but up 2% from yearend 2015, as markets recovered in the second half of the quarter and we experienced net inflows. Average AUM was down 3% year on year and 1% sequentially.
Slide 4 shows our quarterly flow trends. Firm wide net inflows of $2.2 billion were driven by net inflows to our institutional and private wealth channels, which were partially offset by retail net outflows. As you can see from the chart at the top right, $1.8 billion of those net inflows came from institutional where redemptions declined by nearly half on a sequential basis.
In retail our net outflows of $600 million improved by $900 million sequentially. Retail client activity picked up in March; our sales were up and redemptions were down meaningfully and we were net flow positive for the month. That trend continues in April as well. In private wealth net inflows of $1 billion for the quarter were our highest since the fourth quarter of 2007. Gross sales were at multi-year highs and prospect discussions continue to be quite robust.

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

Now let's move to slide 5 and talk about investment performance and we will start with fixed income. Our fixed-income performance remains quite strong and we held up well versus the benchmarks during the quarter. In fact, our percentage of assets and outperforming services increased for both the one- and three-year periods. The one-year increased to 73% from 56%, the three-year was 84% up from 80% and we remained at 91% for the five-year.
Equities, which is on slide 6, had a difficult first quarter affected by our one-year -- which affected our one-year relative performance numbers, though the longer track records remain quite strong. 47% of our equity assets were in outperforming services for the one-year at the end of the first quarter, down from 75% through the end of 2015. Two large services, strategic equities and US SMID cap growth, fell out of the top half and that drove the decline. For the three-year our percentage of outperforming assets has increased to 82% from 78%, the five-year declined to 52% from 55%.
As you can see from the table on the right, we have some stellar performers versus the benchmarks across periods among our institutional equity services. One strategy worth highlighting is strategic core equities. All four services, US, global, international and emerging market, are outperforming by a very wide margin and ranked top decile among peers for the one- and three-year periods. While still small and relatively new, they are attracting greater interest from clients for their ability to maximize both upside capture and downside protection.
Turning to our institutional channel on slide 7, we are pleased to return to net flow positive territory in the first quarter with $1.8 billion in net inflows. While growth is hard to come by in this environment, we had significant fundings in US investment grade credit, Canadian core plus and global fixed income.
As important, our institutional clients are happy and are voting with their feet. Our first-quarter redemptions declined by nearly half sequentially. And we continue to engage in very active client dialogues and we continue to win new business. We finished the first quarter with a $6.2 billion pipeline of active services, our highest since the first quarter of 2013.
From an asset class perspective fixed income still represents the largest share. Though concentrated global growth and commercial real estate debt also rank among the top 10 mandates in the pipeline. Geographically no one region accounts for 50% or more in assets. We added diverse new mandates during the first quarter and in April as well. So we feel we are navigating the current environment effectively.
Moving to retail on slide 8, weak and volatile markets the first half of the quarter curtailed demand for return seeking assets. We felt this in particular in global high-yield and equities. The top left chart shows how industry wide gross sales of fixed income funds in Asia ex-Japan remained quite muted through the end of January and into February.
Industry-wide global high-yield fund sales for January and February combined were down 64% versus the same period a year ago. For bonds ex GHY the decline was 44%. We don't yet have March industry data, but we know that things began to turn, they certainly did for us. AB's total retail sales in the region more than doubled in March from February driven by strength in GHY and AIP and net flows turned positive.
In the US industry wide high-yield fund flows actually turned positive in February and March net inflows of more than $6 billion were the highest since February of 2015. That is the chart at the top right. As we highlighted in our last earnings call, historically returns have been quite strong in periods when high-yield spreads are well above the long-term average.
At that time the spreads were more than 800 basis points. Today they are 590 basis points, still about 120 basis points above the average since 1994. That is the chart at the bottom left. High-yield has returned 6.5% year to date and more than 12% since the February market bottom.
We were encouraged to see retail investors come back into the market at the first quarter progressed, a trend that continues in April. A bright spot for us in the quarter was US retail. Gross sales of $3.9 billion increased by $1 billion sequentially and were our highest since the first quarter of 2008.
And net flows of $850 million in the first quarter were our highest since the fourth quarter of 2007. These exclude $700 million in US sub advisory outflows we experienced during the quarter which were largely the result of rebalancing in passive mandates.
I would like to point out that we also converted our $1.7 billion AB income fund from closed end to open end this quarter. We felt that with fund's strong track record we would be able to grow the AUM. We anticipated the initial response of investors would be redemptions and they have already begun. We expect them to continue for several months.
These outflows are painful in the short-term but it is worth it in the long-term. It's the right fund structure for AB income and a good opportunity for retail investors. Performance is strong in many of our other retail funds as well. As of quarter end more than 75% of our global equity and fixed income assets were in four and five star funds.
Now let's move to slide 9 and talk about private wealth management. The quarter's extreme volatility gave us the perfect opportunity to demonstrate the value of our advice and the differentiation of our offering to Bernstein private clients. The top half of this slide shows just what a roller coaster ride it was.
Global markets declined by 11% in the first half of the quarter, then rebounded by 13% to finish the quarter flat. Throughout we were unwavering in our advice to clients to stick to their current allocations and trust in our risk management. They listened. Our first-quarter redemption rate of 11% was our lowest in years. Our gross sales increased by more than 30% year on year and our net inflows of $1 billion reached pre-crisis levels.
We also effectively reduced client portfolio volatility with dynamic asset allocation. Since inception DAA has performed as expected, reducing risk in client portfolios by 4% to 6% with virtually no impact on returns.
We're differentiating ourselves as well with our new targeted service offerings. These are private vehicles that pursue emerging growth opportunities across asset classes. Our latest targeted service offering is an energy fund we launched in the first quarter. By quarter end commitments were $200 million and growing. In total, private clients have committed $3.4 billion to our suite of targeted services.
Having them is enhancing our ability to broaden and grow our client base. Our average new relationship size by assets grew 16% year on year in the first quarter. I am impressed by how the private wealth team successfully navigated our clients through the first quarter's turbulent markets. Through innovation and differentiation we keep driving growth in this business.

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We will finish our discussion of the businesses with the sell side which you will see on slide 10. Revenues of $126 million were flat year on year and up 7% sequentially during the quarter, that is the chart at the top left.
Looking at industry-wide trading volumes in the top right chart, you can see that high US trading volumes offset relative weakness in Europe, though volumes increased sequentially in every region. We had a similar experience. Exchange rates continue to be a challenge for us in Europe but have improved recently. In Asia many of our global trading clients have reduced risk. We are only just beginning to see them come back into the emerging market asset class.
In the US, after a heightened January, volatility declined in February and plummeted in March. You can see that in the display at the bottom left. Our clients were challenged by the sharp drop, particularly hedge funds, which took down risk and missed the rally in the second half of the quarter. We felt it as well but, with our differentiated research and trading capabilities, we continue to execute effectively and gain share.
Every year the Bernstein difference comes through in the results of independent surveys of portfolio and trading managers. A recent annual US survey is the latest example. Bernstein research ranked number one for both quality of research and greatest knowledge of companies and industries, in each case for the 13th consecutive year. And while research has always been our calling card in this business, we are now being recognized for the quality of our sales and trading as well.
Bernstein ranked number one in both electronic trading quality and electronic trading service for the second straight year and rose to number three for quality of sales and corporate access. And our recognition among managers as one of their most important providers in the commission sharing agreement category doubled -- another vote of confidence in our trading capabilities.
In fact, in the last three years we've more than tripled our number of CSA clients. Today CSA clients drive more than one-third of our trading volume and consistently grow faster than non-CSA clients. We continue to prove to institutional clients that Bernstein is a uniquely value-added partner in both research and in trading.
Finally, slide 11 recaps some of our accomplishments during the quarter. A diverse array of our equity and fixed income investment services ranked top decile and top quartile among peers across time periods during the quarter. We demonstrated breadth and diversity in the geographical mix of our institutional pipeline, in retail flows by region and product, and in our private wealth client base.
We completed successful fundraises in innovative areas like commercial real estate debt and in energy. And we generated positive net flows in a quarter where growth was hard to come by. Finally, we maintained our expense discipline and carefully managed resources.
These are impressive accomplishments in a challenging environment and I'm grateful to all the AB folks everywhere for the hard work they put into achieving them. Now I'm going to turn it over to John.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. As always I will focus primarily on our adjusted results. You can find our standard GAAP reporting and a reconciliation of GAAP to adjusted results in our presentation's appendix, press release and 10-Q. Let's start with the highlights on slide 13.
First-quarter revenues of $590 million decreased both year on year and sequentially. Operating income of $132 million and our margin of 22.4% were also down versus both prior periods. In each case lower base fees were the primary driver of the decline in our financial results.
Higher compensation and benefits expense contributed to the sequential decline as well. We earned and will distribute to our unitholders $0.40 per unit compared to last year's quarter adjusted EPU of $0.45. We delve into these items in more detail on our adjusted income statement on slide 14.
Beginning with revenues, total net revenues of $590 million decreased 7% year on year and 3% sequentially. Base fees decreased 8% year on year and 5% sequentially as a result of lower average AUM across all three of our distribution channels. Base fees declined more in percentage terms than average AUM reflecting a mix shift from higher to lower fee products.
Higher than average billing adjustments also contributed to the sequential impact. Bernstein Research Services revenues were in line with the prior year quarter, but increased 7% sequentially primarily due to higher client activity in the US.
Moving to adjusted expenses, all in our total operating expenses of $458 million decreased 5% year on year, but increased 3% sequentially. I will begin with compensation and benefits expense which decreased year on year with our lower revenues, but increased sequentially due to higher accruals of incentive compensation and severance.
We accrued total compensation, excluding other employment costs such as recruitment and training, as a percentage of adjusted revenues. We accrued compensation at a 50% ratio in the first quarter of both this year and last, higher than the 45.6% in the fourth quarter of 2015.
First-quarter promotion and servicing expenses decreased 2% year on year and 4% sequentially due to lower T&E expenses. Lower marketing costs also contributed to the year-on-year decline. G&A expenses decreased 2% both year on year and sequentially due to foreign exchange translation gains and lower professional fees respectively.
Operating income of $132 million for the quarter was down 13% from the prior year as revenue declines outpaced expense reductions and decreased 19% from the fourth quarter due to lower revenue paired with higher compensation expenses. Our operating margin of 22.4% for the quarter was down 150 basis points from the first quarter of 2015. On a sequential basis the entire 430 basis points decline was due to the higher comp ratio.
In addition, our first-quarter adjusted operating income of $132 million was $41 million lower than our GAAP operating income, primarily due to the exclusion of the following three items from our adjusted results that are not part of our core or recurring business operations.

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

First, we realized a $75 million gain from the liquidation of our investment in Jasper Wireless Technologies which was acquired by Cisco Systems. We plan to use the cash proceeds received to fund incremental repurchases of AB units throughout the year beyond the amount required to offset EPU dilution from expected employee compensation related grants.
We initiated the Jasper wireless investment several years ago when we contemplated launching a second venture fund. However, we subsequently decided not to proceed with the launch of the second fund and therefore have maintained the investment on our balance sheet until we were afforded the opportunity to liquidate it.
Second, we recorded a net non-cash real estate charge of $28 million representing new charges of approximately $29 million relating to the further consolidation of our New York office space offset by changes in estimates related to previously recorded real estate charges.
As a result of vacating and marketing for sublease two additional floors, we expect to generate approximately $3.7 million of annualized occupancy savings provided that we can successfully sublease the office space based on our current assumptions.
Third, we adopted the new consolidation accounting standard for variable interest entities for GAAP reporting effective January 1, 2016. As a result we consolidated certain seed investment funds that had not been consolidated previously. Although this reduced GAAP operating income by $6 million, it had no effect on net income or EPU. Therefore we de-consolidated these seed investment funds for our adjusted reporting, in effect adding back the $6 million to our adjusted operating income.
All three of these items are included in the GAAP to adjusted reconciliation included in this presentation's appendix.
Finally, the first quarter effective tax rate of 5.7% for AllianceBernstein L.P. compares to 6.8% in the first quarter 2015 and 4.9% in the fourth quarter of last year. And with that Peter, Jim and I are pleased to answer your questions.

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Alex Blostein, Goldman Sachs.

Alex Blostein - Goldman Sachs - Analyst

Peter, a question for you on the institutional business. Nice to see the pipeline continue to grow. Curious to hear kind of what happened over the course of the quarter with the timing of some of these fundings. Just feels like the volatility probably kept people a little bit on the sidelines. So as we enter the second quarter how should we think about the pace of some of the $6 billion-plus coming in?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, it is always hard to guess at this, Alex. And I think the institutional pipeline maybe breaks down a little bit between conventional DB funders and nonconventional funders, such as insurance companies and some of the other types of funds that are out there.
I think the pension plans are probably a little bit slower. You are right, the volatility probably slowed them down. And as the markets become a little bit more stable, that could make that an easier world to operate in.
I think the insurance balance sheets, on the other hand, are reasonably consistent funders even in challenging environments. They have a cash flow that is reasonably predictable they have to put to work. Their businesses grow at reasonably predictable rates, at least in terms of sales. And so I think there is a little less volatility in that part of the world.
So, I think you could reasonably assume that if we get through the rest of the year and markets are more benign and even are upward trending, that institutional activity could escalate. But I think it would mostly be the pension plan side of that as opposed to the insurance or similar kind of balance sheet.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Alex, this is John. I would just add to Peter's comments that in addition to the change in the pipeline that he described, during the quarter we had an additional $3.6 billion in institutional fundings. We call them pass through. So they came in during the quarter and funded so they weren't in last quarter's pipeline and they are not in the ending balance of this quarter. And that $3.6 billion was actually the highest than what it has been in the past three quarters.

Alex Blostein - Goldman Sachs - Analyst

Got it, thanks for the color. And, John, a quick one for you around expenses. A couple of moving pieces I guess this quarter as well as some of the savings you guys are trying to get out of occupancy.
Can you help us -- kind of guide us through the rest of the year? So as we think about on the comp side, is there enough flexibility to kind to keep the comp rate in line with last year's total levels, so kind of like in the 50%-ish zone I think? And then on the non-comp side, can you just give us a sense kind of how these savings will shake out for the full year?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Sure. I think first on the comp side, at this point it is really too early to tell. The revenues were down for the first quarter versus the prior year, and so we continue to accrue at the 50% comp ratio. And I think we will continue there until we get further along the year and get a little bit more visibility in terms of where revenues will shake out for the full year.
On the non-comp side, the non-comp expenses in terms of both G&A, promotion and servicing were both down this quarter versus the prior year quarter. They're also down sequentially versus the fourth quarter and also keeping in mind for all of last year they were down in 2015 versus 2014.
So we continue to chip away there, make progress. We talked about the additional real estate savings that we are going to have from the write offs. But there are definitely some items in there that can fluctuate from quarter to quarter. So, for example, T&E -- traditionally it is very light in the first quarter and we saw that. And we also have trade execution expenses and promotional servicing, which are really a function of the volume of business that we're doing on the sell side.

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

So, although we had a very low -- those expenses were very low in terms of the first quarter, it would not be appropriate to say run rate -- the G&A expenses or the promotion servicing expenses that we had for the first quarter for the balance of the year. So, we're going to continue to keep a tight rein on the expenses, but keep in mind too that we also fight some general inflation charges as we go ahead as well.

Alex Blostein - Goldman Sachs - Analyst

Understood. Great, thanks for taking the questions.

Operator

Robert Lee, KBW.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Just a question on private wealth, I guess a couple things there. Number one, I guess what are your thoughts around any impact or incremental cost related to the new DOL rules? I mean, clearly you have direct relationships with end investors as a distributor so to speak.
I am assuming there is not a huge amount in retirement accounts given the size of your client base. But are you seeing any potential changes or impacts there or just even incremental costs around compliance?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

I am sure, Rob, that there will be some incremental cost for compliance. I don't think we expect them to be material, but there will certainly be some. And I don't think that we think the guidelines as they ultimately came out, which are more benign than what they were initially proposed, have a material effect on our existing business.

Robert Lee - Keefe, Bruyette & Woods - Analyst

And maybe as a follow-up; you mentioned you had a successful close on real estate fund and raising some capital for an energy fund. And I wanted to maybe flesh out a little bit some of those alternative strategies.
Number one is I guess -- is most of the fund raising in many of those strategies coming from the private wealth or are you seeing a broadening kind of institutional clientele?
And then also can you kind of maybe size what I would call your alternatives platform? And really focus -- I know there is also the direct lending platform that you have built out. Just trying to get a better sense of the overall size of kind of that initiative.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, number one, it is new. Number two, it is growing. Number three, is it has got basically four components to it that we have talked about. It is mostly a private credit platform, so there is a lending part of that that lends to commercial real estate borrowers, there is a lending part of that that lends to residential real estate owners. There is a lending part that is lending to commercial organizations. And then there is a part that lending to infrastructure investments.
The latter is the newest and the smallest and has not yet closed any fundings. The other three have raised capital in various different ways. And the energy piece is an extension of the commercial lending activity where we have actually built out a separate team.
The private client activity is special to those businesses effectively because, first, we offer those to our private clients when we think we have got something that is unique and that they would benefit from. Later on we sometimes extend that to the institutional marketplace. That doesn't always happen, it depends upon the capacity of the service and the applicability to the institutional client.
But, for example, in the commercial real estate debt side that is actually very much an institutional vehicle and is quite scalable. And I think last funding of $1.5 billion plus was significantly in excess of what we expected to fund, mostly because demand in that side was growing.
I think that we have found that in the commercial lending platform where we're lending to companies, I just spoke to a private client function and an institutional function that has also had success at raising capital and in growing its business.
In the residential mortgage side, historically that started off as both an individual private client and institutional business and I think it will remain so. And I would expect the infrastructure business to be almost entirely institutional.

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I would just add, so private credit, as Peter talked about, there are four legs, private credit being one. The other three are our fund of funds business, Rob, which is both institutional and in the private wealth channel. The second is long/short equities, which, again, sits across all three of our channels. And the last is real estate equity, which again I would say fits predominantly in our private client channel, but is also quite successful in our institutional channel as well.

Robert Lee - Keefe, Bruyette & Woods - Analyst

I mean, maybe just one follow up. Would it be fair to assume that a lot of these strategies, these direct lending strategies are kind of in drawdown funds? So you may have the committed capital but it hasn't -- not all of it has necessarily shown up yet in flows or -- shown up in flows and that I'm assuming it is a fairly high fee structure, certainly compared to maybe your overall average. So, there may be several billion of kind of committed capital that will kind of flow in over whatever time period next couple years maybe.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

They are virtually all committed structures. They do drawdown over time, they carry for the most part a management fee and a performance fee. Some are just fee based. The commercial real estate debt, for example, is just a fee, there's no performance fee on that. But if you look you look across all of them you will see characteristics of higher fees and two sorts of fees, management fee and a performance fee.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Okay, great. Thanks for taking my question.

Operator

Surinder Thind, Jefferies.

Surinder Thind - Jefferies LLC - Analyst

Can we talk a little bit about the dynamic of kind of redemption activity here? How are you thinking about those levels? I would have thought that redemption activity would have been up more than what you guys are kind of reporting in the quarter just given all the volatility and stuff. And then maybe how should we think about the current level going forward?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, I will take a shot at that, Surinder. First of all I think guessing at redemptions is dicey stuff. It is hard enough to guess at what your gross sales are much less guess at redemptions. But we have had very strong performance across the platform in the last three years.
And we also sustained in the last few years, as you know, significant outflows in Asia in the GHY product. And I think that with strong performance and elevated redemptions from that product historically, I don't think we are surprised at the level of redemptions -- the lower level of redemptions that we are currently experiencing.
Now if our performance were to turn significantly weaker I think that that would obviously have an effect on us. The private client business, to be specific about, has had a really good performance year and a number of years of managing volatility well for clients and that is having an effect on redemptions.
I mean obviously when you have good performance redemption levels are lower. Predicting what they're going to be in the future, I think it is very much connected to performance. If we continue to perform I think the redemption levels are likely to remain lower than they have historically been.

Surinder Thind - Jefferies LLC - Analyst

That is helpful. I was just kind of trying to get a feel for whether you felt -- the performance level that you guys are currently at, whether or not this is kind of a normalized level of activity given any adjustments for the global high-yield product?

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

I hate to say it is normalized. I really think that is a challenge to predict that. I don't think I am surprised or we are surprised that the redemption levels are lower than they historically have been. Whether they will stay at this level as normal, I think that that is a challenge. I would even speculate that if we continue to grow assets, even if we keep performance, just the growth of assets will actually create more redemption in total dollars.

Surinder Thind - Jefferies LLC - Analyst

Fair enough. And then maybe turning to the equity part of the franchise. Obviously that part of the business has been trending better for a while now. How should we think about -- what is it going to take for that part of the franchise to get to positive flows? It seems like the environment for equities, at least in the US, for active equities is getting more and more challenging. Any color on that?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

It is tough. I think you hit the nail on the head. I don't think anybody is missing the fact that flows in the US equity market, and for the industry, have been really challenging vis-a-vis passive. And I personally don't expect that to change.
I think that our job has been, and we have said it publicly and we will say it again, is to both produce performance and to produce performance of products that are demonstrably different than what you can buy in passive. And I think if we do that I think we will end up with positive flows.
But I think that takes time. We have to get our products on platforms and frankly institutions probably need to decide that they can actually get alpha in US equities. And to date most of the institutions have moved their US equity exposure, other than small cap, to passive. And so that has been a challenge.
I think that the retail flows for us in the US have actually been positive in the last few quarters. And that is a big achievement in an industry that has had very negative flows in the US retail space. So we are happy about that. But, look, I think this is the challenge for the whole industry right now. And our take on this is it is going to take two things, not just performance but a product that actually is demonstrably different than what you can buy in passive.

Surinder Thind - Jefferies LLC - Analyst

Fair enough. And then maybe one quick follow up. I noticed you have got a new individual that is kind of heading up the CRS business. Any color around that or just kind of an update on that business?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Yes, we brought in somebody to I would say augment our team in the retirement space. That is a business that we continue to be quite happy with. I don't think I could tell you that there is anything tremendously new in the quarter. We continue to be a leader in that space; there were no significant wins in the quarter. But we continue to be in very active dialogue with clients in terms of new opportunity.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

And one of the things that we think will grow in the balance of the year is the CIT version of the target date funds. And we launched it first with Morningstar and then with Mercer. And that CIT version looks to be promising and has a number of institutions that are talking to us actively about it.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

And look, we are very pleased with performance on the multi-manager, both the fund and on the CIT product. And it is very differentiated, it has a ton of interest on the part of clients and so we are very hopeful with how that will develop in the coming quarters.

Surinder Thind - Jefferies LLC - Analyst

Thanks a lot, guys, for the color. That is it for me.

Operator

Michael Kim, Sandler O'Neill.

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

Michael Kim - Sandler O'Neill - Analyst

Most of my questions have been asked, but I guess first, Peter, I know you gave some color on April flow trends across select parts of the retail and the institutional businesses, but just wondering if you could give us any maybe high level commentary on quarter-to-date flows either in aggregate or by channel?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Look, I don't want to get too far over our skis here, but I would say that some anecdotes that are, I think, rewarding to us have been consistent progress, including in this month so far, of acceptance of our services on platforms and in focus lists. And that is across equities and fixed income, which just give us more leverage ability in the retail environment.
We continue to see positive interest in Asia in some of our traditional services that, as I mentioned, in our comments is obviously important to us. And I think that we still feel like we have work to do in Europe. But as you know, we have a new CEO of Europe, Jamie Hammond, who came to us from Templeton, he is doing a terrific job. And of course it is very early, he hasn't been here that long. But he has given us insight and capabilities that we didn't have before and we're optimistic about that.
But I think the question was asked earlier about the equity world and active equities and the growth of active equities will be a headwind, that will be a challenge. By the way, I think it is a challenge because investors have concluded that active management can't perform. And I think that that is a really long conversation.
But I would submit to you that we have, and will continue to have, managers that are actually performing. And the consistency of that will actually weigh on investors over time.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I would just add, as Peter said, the retail environment as we indicated in our remarks, is a more constructive environment today than what it was at the beginning of Q1. Institutional, it is a lumpy business. I don't know how things will turn out for the month, it is a lumpy business, that isn't the way we look at it. And again I think as we have mentioned in the past, in our private wealth business April is tax month. So that is typically what you would expect.

Michael Kim - Sandler O'Neill - Analyst

Got it, okay. And then maybe one for John. I know you remain focused on both investing for growth as well as staying disciplined on expenses. But just assuming sort of flat markets from here, would you expect expenses to be down year over year maybe similar to the 5% decline we saw in the first quarter?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

No, as I was saying earlier, Michael, I don't think it is appropriate to take the first-quarter numbers and run rate them and assume that that is going to be the G&A for the year or the promotion servicing. Because again, there are some things where we had an FX benefit in the first quarter and we had some lower T&E and lower marketing and lower trade execution expenses.
So again, there are things that fluctuate from time to time here. We are going to continue to stay focused on the expenses, but -- and we are also fighting some inflation headwinds as well. So, I think looking forward we just have to keep that in mind.

Michael Kim - Sandler O'Neill - Analyst

Okay, fair enough. Thanks.

Operator

Bill Katz, Citigroup.

Bill Katz - Citigroup - Analyst

Just in light of the expense discussion, are you guys still committed to trying to generate a 50% plus incremental margin?

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Yes, that is when we grow revenues. So, Bill, I mean I feel pretty good about the incremental margin in the current quarter that it was south of 50 on the way down.

Bill Katz - Citigroup - Analyst

Right, no, I understand that. I just wanted to understand. Okay and just --.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

And by the way, Jim would not let me say to you and my comments that in fact on the way down it was less than 50%. And the reason why is of course we can't continue to predict that that is sustainable. But I do think it is important that you notice that in fact we did control the expenses in a way that actually did produce that margin. And on the upside we had a 60% plus margin last year.

Bill Katz - Citigroup - Analyst

Okay. I noticed you had cut headcount by about 150 since the end of the year. How does that factor into your ability to generate or sort of stick to a 50% or better comp ratio?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Well I think -- Bill, I think we are not anticipating going above 50%. The headcount as it sat at the end of Q1 is about where it was last year at this time. We continue to invest in the parts of the business that are growing, so I would be surprised if that headcount doesn't creep up somewhat over the course of the year. But the most important point is that we don't anticipate being above 50%.

Bill Katz - Citigroup - Analyst

Okay. I do have a couple of follow ups that I'll combine into one question. Part one is why go from a close end to an open end fund, why not just open a new fund? Part two is can you talk a little bit about qualitatively where you are seeing the success on the private client growth in terms of the financial advisors? And then third, maybe an update on -- you mentioned on a new platform for the retirement opportunity. I wonder if you could sort of flesh that out a little bit.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

We have to go back to all three of your questions, but let me just deal with the closed end fund. One of the problems of opening a new fund is you don't have a track record. One of the benefits of having a track record is that investors will actually invest.
One of the issues or one of the opportunities with the closed end fund -- closed end funds, as you know, run at discounts, that's never a good thing for investors. And if we open it up we obviously eradicate the discount and that long-term track record becomes available for us to market to clients.
So, the reason why you don't start a new fund versus keep a closed fund closed, just in the abstract, is that you can't use the track record and that is obviously a valuable asset. What was the second question?

Bill Katz - Citigroup - Analyst

Just sort of curious on the private client side. You had mentioned in your prepared comments that you are having robust discussions around that. Just sort of wondering if you could talk a little -- maybe a pipeline or where the new business is coming from, anything to just help frame out the opportunity a little bit more.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, look, I think that we are beginning to have the expected longer-term growth of that business. I say expected because we believe this was going to happen, we knew it was going to take time, we brought new people into the business, we trained them, it takes time for them to get experience in their training.

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

But we believe the platform, the strength of the platform, the growth of -- the breadth of the platform, the performance of the platform and ultimately the seasoning of the financial advisors would result in growth. And that is exactly what is happening. And it is growing in numbers, it is growing in size and it is growing in diversity. Those are all good things.
And we expect that it has momentum to it. This is not a flash in the pan. You are always impacted by the competitive environment. I think the volatility played a little bit into our hands this year. Last year many private clients were not as happy with their previous advisors as they had been. That certainly helped given that our performance in our business was quite strong. And I think clients noticed that and prospective clients noticed that and that helped us grow as well.

Bill Katz - Citigroup - Analyst

Okay, I can follow up off-line for the other one not to take up too much more time. Thank you.

Operator

Mike Carrier, Bank of America Merrill Lynch.

Mike Carrier - BofA Merrill Lynch - Analyst

Peter, maybe just first question, it looks like on the institutional side private wealth, the trends are pretty strong in a pretty challenging environment. In retail you mentioned the redemptions getting better. And again, pretty surprising given the environment.
When you look at the sales trends, in the overall industry it has been pretty challenging. But when you think about the platforms that you are on and maybe some of the differentiated products that you guys have launched and have out there -- I'm just trying to get a sense of how many of those products are getting some traction on the platforms versus that process of just trying to educate. And which I know takes some time, but I just wanted to get a sense on how much maybe traction you are starting to see.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Well, that is a good question, Mike. Look, we have got some really fabulous performing products and I am not going to get them all right. And I want to treat everybody fairly. But US large cap growth, just to mention one, has stellar competitive numbers 1, 3, 5 and 10, they are all in single-digits in terms of decile.
US large cap equity is a challenged space, but yet that service has net positive flows. And it is also getting traction around the world, in particular in Japan and Asia. So that is an example of where we've got a very strong performance story, very strong manager, very strong experienced track record and we are telling that story in the face of pretty strong headwinds and it is winning.
The global bond story, the global high-yield story, the US high-yield story, American income story with regards to opening up the fund, these are also strong stories. And we are seeing large distributors begin to understand the value of global bond and not just be wedded to US taxables and international.
That is a new change; we've been talking about that for 10 years or 15 years with clients. But this year we have actually seen institutions embrace the global bond idea, mostly because the global bond, it just intuitively makes sense. You are not limiting yourself to some smaller universe, you are actually taking the world and saying I can produce a better return if I actually have the ability to invest in any security in the world.
That is logical. That makes sense. And it just didn't happen before because the world was chopped up into pieces. So we see progress on that front. The private credit platform that we've talked about a lot, we are trying to get institutions to recognize that their normal -- their natural position is actually to provide liquidity into a marketplace because they are long-term investors.
And the private credit space is a place where if you provide liquidity you can get paid for it. Now you have to sell liquid securities to buy the illiquid ones. So the question is what is the value of the liquidity? But it is hundreds of basis points. And I think that is beginning to get peoples' attention.
So to your point, it is both education as well as recognition. But I think we have seen more recognition and less education in the last six months than we have in the last five years.

Mike Carrier - BofA Merrill Lynch - Analyst

Okay, that is helpful. And then, John, just two quick ones. First on the expenses, I think you mentioned there was maybe some severance in the comp. I don't know if it was significant enough that you wanted to call it out.
And then second is just in terms of the pace of the buybacks with that extra cash that you have from the sale. Just any idea in terms of pretty consistent or continue to be opportunistic just given the volatility out there in the markets?

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Sure, Mike, the first question with regards to severance, all I will say is that it is larger than what it had been, for example in the first quarter of last year or any quarter of last year actually it was larger. But we don't break it out, but it is included in the comp ratio, as Jim had mentioned earlier.
And then on the second item as far as the buybacks, so again this is incrementally. So, if you think about it, we tend to issue, net issue to employees about 4 million shares a year. I think last year it may have been about 4.5 million -- that is the shares we issue for compensation based grants net of the withholding. And our traditional goal is to buy that back to offset the dilution.
Now what we are going to do with that -- the proceeds of $75 million is buy an amount incremental to that. So we'd be looking to actually bring down the share count and we will be looking to do that throughout the year.

Mike Carrier - BofA Merrill Lynch - Analyst

Okay, all right, thanks a lot.

Operator

(Operator Instructions). Craig Siegenthaler, Credit Suisse.

Craig Siegenthaler - Credit Suisse - Analyst

So, just on the $2.8 billion of 1Q taxable bond flows, how did this split by geography? And I was especially interested in non-Japan Asia.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

I'm not sure I know the answer to that one, Craig. But if you follow up with Andrea I bet she could give it to you.

Craig Siegenthaler - Credit Suisse - Analyst

Do you have any color on the product contribution?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Contribution to P&L?

Craig Siegenthaler - Credit Suisse - Analyst

So, no, no, the net flows by product for taxable bond. I can follow up with her on that one too.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Not off the top of my head, either. So those are good questions, I don't know them off the top of my head.

Craig Siegenthaler - Credit Suisse - Analyst

All right and, Peter, I have one more. In the past you provided --

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

One more stumper? I would be glad to have that.

Craig Siegenthaler - Credit Suisse - Analyst

I think you will have this one. But --.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

Thanks, I needed a softball, Craig, because those are two toughies.

Craig Siegenthaler - Credit Suisse - Analyst

So, Peter, you have always provided sort of good perspective on the battle of high active share versus low active share and concentrated equities. I wanted to see if you have any updates on sort of that discussion and also what's sort of the difference between retail and institutional in terms of that battle?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman & CEO

You are right, I can answer that one. So, look, that is what I meant when I said I think the passive active battle is going to continue. I think investors have concluded so far that the way they experienced active management in the last 20 years has been unproductive for them.
And when I say experience active management, what I mean is that investors don't actually experience active management manager by manager, they experience it as a package. They hire a number of active managers and they look at what happened to them. And when they look at that they don't find positive results because they are over diversified and the managers probably have too much money and they are challenged in actually producing performance.
Plus -- and this is I think the most fascinating part. If you look at the information that Morningstar puts out about the difference on the theoretical return of a dollar in a fund over time versus what the actual investors get by calculating funds in and funds out, the actual fund flows, the differences are staggering.
The cost that investors incur through human behavior, buying at the top and selling at the bottom, are nothing less than hundreds of basis points. So when you add all that together investors are saying, look, this is not a good experience for me, so I am going to passive.
Our response to that is, look, we don't think that is rational, we don't think it is right. We understand why you are doing it, we don't think that is right. But the answer the industry has to have and that we are promoting is to have managers who: one, are very capacity constrained; and two, are investing in high conviction ideas and have, as I say, demonstrably different portfolios.
So look, you can't find 20 stocks in passive. If you're going to buy a passive portfolio you're going to get thousands. But if you want an active portfolio in 20 stocks then you have to buy an active manager.
And there is various other things that you can find in active management. We have talked on the bond side many, many times about why ETFs are not that attractive. And why having an active manager in bonds is much more attractive, it's the same principle.
So, what do I think is actually happening? I think that we're still in the educational phase quite frankly, Craig. We are eating our cooking, we are doing what we think is the right thing to do. But I don't think the market has turned and has recognized that. There are a few institutional investors who are talking about this and some even fewer who recognize it. And of course there are individuals who get it.
I do think the high net worth world, the private client world gets more of this than the broad retail world. But I think we have a long way to go. And I think the industry has to talk about this much more openly and admit some of the frailties of the structure in order to actually change it.

Craig Siegenthaler - Credit Suisse - Analyst

Great, thanks for the color, Peter.

Operator

Showing no further questions at this time. I will turn the call back over to the presenters.

APRIL 28, 2016 / 12:00PM GMT, AB - Q1 2016 AllianceBernstein Holding LP Earnings Call

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thanks, everyone, for joining our call today. Craig and others, feel free to follow up with me the rest of the day. Thanks so much.

Operator

Thank you, everyone, for participating in our conference call. Feel free to contact Investor Relations with any further questions. Have a great day.

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